File Nos. 70-7218
                                                                       70-7113


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         ------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 37
                                       TO
                                    FORM U-1
                         -------------------------------

                           APPLICATION OR DECLARATION

                                    under the

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                      * * *
                                AEP CREDIT, INC.
                1616 Woodall Rodgers Freeway, Dallas, Texas 75202
                -------------------------------------------------
               (Name of company or companies filing this statement
                   and address of principal executive office)

                                      * * *


                      AMERICAN ELECTRIC POWER COMPANY, INC.
                    1 Riverside  Plaza, Columbus, Ohio  43215
                    (Name of top registered holding company
                     parent of each applicant or declarant)

                                      * * *

                 A. A. Pena, Senior Vice President and Treasurer
                   American Electric Power Service Corporation
                     1 Riverside Plaza, Columbus, Ohio 43215

                         Susan Tomasky, General Counsel
                   American Electric Power Service Corporation
                     1 Riverside Plaza, Columbus, Ohio 43215
                     ---------------------------------------
                   (Names and addresses of agents for service)



      American Electric Power Company, Inc. ("AEP"), a New York corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), and AEP Credit, Inc., formerly known as CSW Credit, Inc., a Texas corporation, an indirect subsidiary of AEP and a wholly-owned non-utility subsidiary of Central and South West Corporation ("CSW"), hereby amend the Form U-1 Application-Declaration in File Nos. 70-7218 and 70-7113 and restate the Application-Declaration in the following respects. In all other respects the Application-Declaration as previously filed and amended will remain the same.

ITEM 1.  DESCRIPTION OF PROPOSED TRANSACTIONS

      By order dated July 19, 1985 in File No. 70-7113 (HCAR No. 23717) (the "Original Order"), the Commission authorized CSW to organize CSW Credit, Inc. (now known as AEP Credit, Inc.) ("Credit") for the purposes of factoring the accounts receivable of the CSW Operating Companies through December 31, 1986. Pursuant to the Original Order, Credit was authorized to borrow up to $320 million and CSW was authorized to make equity investments in Credit up to $80 million.

      By order dated July 31, 1986 in File No. 70-7218 (HCAR No. 24157) (the "1986 Order"), the Commission authorized the expansion of the scope of Credit's permissible activities to include the factoring of receivables of non-associate utilities. To finance these transactions, the Commission authorized Credit to borrow up to an additional $160 million and permitted CSW to make additional equity investments in Credit of up to $40 million to maintain Credit's equity-to-debt capitalization ratio. The 1986 Order also provided that Credit would limit its acquisition of utility receivables from non-associate utilities so that the average amount of such receivables for the preceding 12-month period outstanding as of the end of any calendar month would be less than the average amount of receivables acquired from associated companies outstanding as of the end of each calendar month during the preceding 12-month period (the "50% Restriction").

      By order dated February 8, 1988 in File Nos. 70-7218 and 70-7113 (HCAR No. 24575), the provisions of the Original Order and the 1986 Order were extended through December 31, 1989, with specified authorized levels of borrowings and related equity investments. Specifically, the Commission authorized Credit to factor accounts receivable of non-associate gas or electric utility companies and borrow up to $320 million and $304 million to finance the factoring of associate and non-associate receivables, respectively. CSW was authorized to make equity investments in Credit of up to an aggregate of $80 million and $76 million in connection with the factoring of associate and non-associate receivables, respectively.

      By order dated December 27, 1989 in File Nos. 70-7218 and 70-7113 (HCAR No. 25009), the Commission authorized a reduction in Credit's equity-to-debt capitalization from approximately 20% to not less than 15%. In all other respects the previously granted authority was extended through December 31, 1990.

      By order dated August 30, 1990 in File Nos. 70-7218 and 70-7113 (HCAR No. 25138) (the "1990 Order"), the Commission authorized a further reduction in the equity-to-debt capitalization to not less than 5%.

     By order dated December 21, 1990 in File Nos. 70-7218 and 70-7113 (HCAR No. 25228), the Commission extended Credit's existing authority through December 31, 1991.

      By order dated December 24, 1991 in File Nos. 70-7218 and 70-7113 (HCAR No. 25443), the Commission authorized Credit to borrow up to an additional $200 million to finance the factoring of associate receivables. In all other respects, the previously granted authority was extended through December 31, 1992.

      By order dated December 9, 1992 in File Nos. 70-7218 and 70-7113 (HCAR No. 25698), the Commission extended Credit's existing authority through December 31, 1993.

     By order dated December 21, 1993 in File Nos. 70-7218 and 70-7113 (HCAR No. 25959), the Commission extended Credit's existing authority through December 31, 1994.

     By order dated December 16, 1994 in File Nos. 70-7218 and 70-7113 (HCAR No. 26190), the Commission extended Credit's existing authority through December 31, 1995.

     By order dated December 22, 1995 in File Nos. 70-7218 and 70-7113 (HCAR No. 26437), the Commission extended Credit's existing authority through December 31, 1996.

     By order dated December 13, 1996 in File Nos. 70-7218 and 70-7113 (HCAR No. 26627), the Commission extended Credit's existing authority through December 31, 2000.
      By order dated March 11, 1997 in File Nos. 70-7281 and 70-7113 (HCAR No. 26684), the Commission granted limited, temporary relief from the 50% Restriction through December 31, 2000.

      By order dated June 14, 2000 in File No. 70-9381 (HCAR No. 27146), the Commission authorized Credit to continue, consistent with all the terms and conditions of the foregoing orders and subject to the following: (1) CSW shall transfer, and AEP shall assume, CSW's equity investment authorizations in Credit, and (2) purchases of accounts receivable of AEP's electric utility operating subsidiaries1 by Credit shall be deemed to be purchases of accounts receivable from affiliates.

      Rule 52(b) exempts the issuance of securities by Credit and Rule 45(b) exempts the contributions of capital to Credit; therefore, the borrowing and equity investment limits stated in previous orders are no longer applicable. The amount of borrowings and equity investments will effectively be limited by the 50% Restriction stated in the 1986 Order and the capitalization ratio requirements set forth in the 1990 Order.

      Credit hereby respectfully requests an extension through September 30, 2005 of the previously granted authority to (i) factor the accounts receivable of the electric utility operating subsidiaries of AEP and (ii) factor the accounts receivable of non-associate utilities subject to the 50% Restriction.


                                    SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                              AMERICAN ELECTRIC POWER COMPANY, INC.
                              AEP CREDIT, INC.


                              By: /s/ A. A. Pena____________
                                   A. A. Pena
                                    Treasurer

Dated:  October 30, 2000


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1 Electric utility operating subsidiaries of AEP include AEP Generating Company,
Appalachian Power Company, Columbus Southern Power Company, Kentucky Power Company, Kingsport Power Company, Indiana Michigan Power Company, Ohio Power Company and Wheeling Power Company.